May 1, 2008

Hartford Life Insurance Company
200 Hopmeadow Street
Simsbury, Connecticut

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Hartford Life Insurance Company and subsidiaries for the three-month periods ended March 31, 2008 and 2007, and have issued our report dated April , 2008. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, is being incorporated by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-133701 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche, LLP
Hartford, Connecticut